Exhibit 10.7

Tower Finance, Ltd.	Stephen-R.-Barker, Consultant
49169 Lake Avenue, McGregor, MN 55760	MN-218-426-3799
PO Box 1078, Bristol, RI 02809	Fax-MN-218-426-0029
towerfin@frontiernet.net	Nationwide-Cell-612-599-5871

December 8, 2004

Marc P. Flores

President and C.E.O.

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN 55077

Re:                               Finder Agreement

This letter is to formalize the introducing agreement between MedicalCV, Inc. (“the Company”) and Tower Finance, Ltd. (“Tower”) with respect to both a Bridge Loan (“Bridge”) and a private placement of equity (the “Placement”).  The Placement will involve the sale of the Company’s common stock and or common stock units to be sold to accredited investors.  Registration rights for the common stock or common stock units will be in the form of a SB-2.  It is Tower’s intention to assist the Company to identify and introduce potential purchasers of a $2.5 to $4 million Bridge before the end of the year.  Tower will be the exclusive Finder to assist the Company with the Bridge.  The Company may engage one or more broker-dealers to sell the Placement.

The principal elements of the consulting project are as follows:

•                                          The Company will pay Tower’s reasonable expenses associated with the deal.  Expenses will include travel and may include airline tickets, cab fair, hotel, car rental, gas, parking, meals, etc, while traveling.  Tower will furnish receipts or will have the Company pay for the expense directly.  No expenses in excess of $1,000 per month will be incurred without the prior written authorization of the Company.

•                                          The principal responsibility of Tower shall be to introduce to the Company prospective investors with whom Tower has an existing business relationship for the Bridge and Placement.  Tower will make no general solicitation or endorsement of the Company’s securities, nor will it produce or distribute sales materials.  The Company will conduct all negotiations with the investors and reserves the right to approve the terms of the Placement and, in its sole discretion, to accept or reject offers to purchase its securities.  The Company will deliver any informational or offering materials to Tower’s contacts.  Tower will forward to the Company all questions from investors.  Tower will not discuss with prospective investors the advantages of investing in the Company or take part in negotiations.  All subscription agreements and funds shall be delivered by investors directly to the Company.  The Company reserves the right to accept or reject any offer presented to the Company.

•                                          The Company agrees to pay Tower a finder’s fee of $200,000 to $320,000 when the Company has successfully completed the Bridge of $2.5 to $4 million of the Company’s securities with institutional investors introduced to the Company by Tower.  If the Bridge is a convertible debt obligation or includes warrants, the conversion of debt or exercise of warrants will not obligate the Company to pay additional fees or warrants to Tower.  The Company will pay Tower 8% of funds raised for the successful completion of the Placement with investors introduced to the Company by Tower.  In the event that the Company and Tower decide to more or less than the amount, the finder’s fee will be renegotiated to be of similar value to the equity raised.  In the event brokerage firms are engaged by the Company to complete a portion of the Placement, the finder’s fee will be proportionately lowered by the amount completed by the other firms.  Any non-accountable expenses charged by the other firms will not lower Tower’s fee.

•                                          Upon closing the Bridge or the Placement with investors introduced by Tower, the Company agrees to issue Tower a five-year warrant to purchase the Company’s common stock.  The exercise price will be 125% of the Bridge conversion price for common stock and 125% of the Placement price for common stock purchased by accredited investors Tower introduces to the Placement.  The warrant will be for the purchase of a number of shares equal 8% of the total possible shares issuable to Tower-introduced purchasers.  The warrant will not have anti-dilution provisions, but will have a cashless exercise provision.  The underlying shares will have the registration rights receive by the participants in the Placement.

•                                          The Company represents that no person or entity other that Tower is entitled to any compensation or other payments from the Company as a finder in connection with the Bridge.  The Company agrees to promptly notify Tower if any broker or dealer is engaged by the Company in connection with the Placement.  Further, the Company agrees to promptly notify Tower of any changes, developments or possible events, which it reasonably believes, have or could be perceived to have a material adverse impact on the Company.  Both parties agree to exercise good faith and their best efforts in dealing with each other and in attempting to complete the Placement.

•                                          Either Tower or the Company may terminate this agreement upon 10 days prior written notice to the other; provided, however, that neither party may terminate this Agreement prior to December 31, 2003.  This letter supercedes all prior agreements with Tower.

•                                          Notwithstanding such termination, the Company shall pay Tower 50% of the finder’s fees contemplated by the terms of the agreement if, within six months following termination, it sells its securities to investors introduced to the Company by Tower.  The list of investors to be covered by this paragraph will be named on Schedule A and supplied to the Company when the notice of termination is given.  Schedule A shall be subject to review and approval by the Company.  The list may only include investors to whom Tower has made a substantive contact and with whom the Company has had discussions and may not, without your consent, include current investors, officers or directors of the Company.

•                                          Tower will comply with all applicable federal and state laws pertaining to its business.  Tower is not an agent or employee of the Company and shall have no authority to bind the Company.

Very truly yours,

/s/ Stephen R. Barker
Stephen R. Barker
Tower Finance, Ltd.	Agreed to and accepted on December 10, 2004 *

MedicalCV, Inc.
For the Company by:

/s/ Lawrence L. Horsch
	By:	Lawrence L. Horsch,
Chairman of the Board

/s/ Marc P. Flores
	By:	Marc P. Flores,
President and CEO

/s/ John H. Jungbauer
	By:	John H. Jungbauer,
Vice President, Finance and CFO

* Subject to MedicalCV, Inc. Board of Directors’ approval.